EXHIBIT 99.1

Contact: Michael McDonald
Senior Vice President and Chief Financial Officer
Telephone: +1 703 478 5845
E-mail: mmcdonald@fairchild.com

THE FAIRCHILD CORPORATION IS SADDENED BY THE LOSS OF ITS FORMER CHAIRMAN AND CHIEF EXECUTIVE OFFICER, JEFFREY STEINER

McLean, Virginia (November 3, 2008) – Jeffrey J. Steiner, long-time Chairman and Chief Executive Officer of The Fairchild Corporation (NYSE: FA), died on Saturday, November 1. He was 71.

Mr. Steiner led the Company from 1985 through September 2008.

“All of us are deeply saddened by this loss,” said Michael McDonald, Senior Vice President and Chief Financial Officer of Fairchild. “Jeffrey will be deeply missed, both as a colleague, whose dedication, charismatic charm, creative brilliance, and savvy dealmaker expertise has guided Fairchild over the past 23 years, and as a friend and mentor, whose generosity as a patron to charities and humanities has touched many.”

About The Fairchild Corporation
The business of Fairchild consists of three segments: PoloExpress, Hein Gericke and Aerospace. Fairchild’s PoloExpress and Hein Gericke businesses design and sell motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 234 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions and changes in the assumptions used in making such forward-looking statements.